Exhibit 99.1

[VIVUS LETTERHEAD]

For More Information:

Investors: Christina Weisgerber
(650) 934-5240 or weisgerber@vivus.com

Media: Nathan Kaiser
(415) 318-4235 or kaisern@fleishman.com

FOR RELEASE: FEBRUARY 12, 2004, 8:00AM EST

VIVUS EXPANDS SEXUAL HEALTH PRODUCTS PIPELINE
THROUGH DEAL WITH ACRUX

—Phase 2 Testosterone and Phase 3 Estradiol Products for
Diminished Sexual Desire and Menopause Symptoms
Employ Next Generation Transdermal Drug Delivery Spray —

Mountain View, Calif. — February 12, 2004 —VIVUS, Inc. (Nasdaq NM: VVUS), today announced the execution of exclusive licensing agreements with Melbourne, Australia-based specialty pharmaceutical company Acrux under which VIVUS will develop and commercialize Testosterone MDTS® and Estradiol MDTS® in the United States for treatment of low sexual desire and menopausal symptoms, respectively. Acrux’s Metered-Dose Transdermal System (MDTS®) technology is a patented, simple to use spray that is being developed to deliver testosterone and estradiol effectively to women when applied to the skin. This technology was pioneered by Acrux working with leading drug-delivery scientists from Monash University in Melbourne, Australia.

Under the terms of the agreements, VIVUS will pay to Acrux combined licensing fees of $3.0 million to be paid over the next 17 months, payments up to $4.3 million for achievement of certain clinical development milestones, product approval milestones payments of $6.0 million, and royalties on net sales in the United States upon commercialization of each product.

“The MDTS technology is the next generation of transdermal drug delivery. Using this spray is as easy as taking a pill with all the safety advantages of transdermal delivery,” said Leland Wilson president and CEO of VIVUS. “Testosterone has been used effectively in clinical trials for treating women with low sexual desire and we now have a patient-preferred, patented delivery system. With the addition of these products, VIVUS is well-positioned with therapies in its pipeline to address women’s health issues including the two most prevalent conditions related to female sexual dysfunction (FSD) — decreased desire and arousal. These strategic agreements underscore VIVUS’ commitment to developing innovative treatments for sexual dysfunction.”

Acrux has conducted clinical trials for both products under Investigational New Drug Applications on file with the United States Food and Drug Administration (FDA). Acrux is currently conducting a 200-patient Phase 2 study in Australia for Testosterone MDTS. This study is expected to be completed in early 2005. With the exception of this Phase 2 study, VIVUS will conduct all future development work for Testosterone MDTS. Current plans anticipate beginning Phase 3 clinical development in 2005. VIVUS will take Estradiol MDTS into Phase 3 clinical development in late 2004 for short-term therapy for women experiencing symptoms associated with menopause and anticipates filing a New Drug Application with the FDA in 2006.

“After years of concerns being expressed by a vast number of women, the issue of low sexual desire has finally gained increased visibility and the attention of the medical community,” said Professor Susan Davis, Director of Research, Jean Hailes Foundation, Melbourne and primary investigator in the on-going Phase 2 clinical trial. “The development of this simple method of delivering testosterone in a range of doses appropriate for the treatment of low sexual desire in women is a considerable step forward in this field of women’s health research.”

A study published in the Journal of the American Medical Association in 1999 estimated that more than 40 percent of women report some form of sexual dysfunction, including both organic and psychogenic causes, with the incidence increasing after menopause. Data published in the New England Journal of Medicine in 2000 suggest that testosterone is effective in treating surgically menopausal women with low sexual desire.

“We are extremely pleased to partner these two products with VIVUS, a leading developer of treatments for sexual health. VIVUS’ commitment and ability to commercialize innovative treatments addressing unmet sexual health needs make it a very attractive partner,” said Igor Gonda, Ph.D., Acrux managing director and CEO. “We look forward to bringing these innovative therapies to large patient populations with significant unmet needs.”

Testosterone MDTS is a small, hand-held transdermal spray which delivers testosterone via Acrux’s proprietary ACROSS® skin penetration enhancers. It provides a simple way of delivering a pre-set dose of testosterone to the skin. The MDTS is placed gently against the skin and the actuator is depressed releasing a light spray, which quickly dries on the skin to form an invisible drug depot. The enhancers allow testosterone to pass through the top layers of the skin. A once daily application delivers drug through the skin where it is released into the blood stream on a sustained basis over 24 hours.

The licensed MDTS patent covers the use of specific skin penetration enhancers commonly found in sunscreens for delivering testosterone and estradiol to the skin. The safety profile of these skin penetration enhancers has been well established in humans. Therefore, no further non-clinical safety testing is anticipated.

Estradiol MDTS is currently entering Phase 3 clinical trials as a therapy for women with symptoms associated with menopause such as hot flashes and vaginal dryness. Acrux completed Phase 1 and 2 studies showing comparable pharmacokinetic profiles to the marketed transdermal estradiol patches. VIVUS’ Phase 3 clinical trial in approximately 200 patients, will be a three-month efficacy study to demonstrate reduction of vasomotor symptoms, i.e., hot flashes, in menopausal women with moderate to severe symptoms.

A study published in The Lancet in 2003 suggests that transdermal estrogen replacement treatments may be safer as compared to oral estrogen with respect to thrombotic risk. According to recent FDA industry guidance, estrogens are the most effective approved products for hot flashes and symptoms of vulvar and vaginal atrophy.

About Acrux
Acrux Limited’s group of companies is engaged in the development of proprietary transdermal and cosmeceutic products using technology licensed from Monash University, Melbourne, Australia. The company has completed eleven human clinical trials with 6 different drugs using the proprietary ACROSS® enhancers and Metered Dose Transdermal System (MDTS®) for transdermal administration. Acrux portfolio includes treatments of hormonal deficiencies, pain, anxiety, Alzheimer’s and Parkinson’s disease, nausea and urinary incontinence. In addition to the projects funded internally, Acrux has sub-licensed its technology for commercial development to Eli Lilly for Veterinary healthcare products, and to Connectics Australia, Pty Ltd, a subsidiary of the U.S. Company Connetics, for anti-psoriatics and local anesthetics. For more information, please visit the Company’s web site at: www.acrux.com.au.

About VIVUS
VIVUS is a specialty pharmaceutical company focused on research, development and commercialization of products proven to restore sexual function. In addition to currently marketed therapies, VIVUS has a strong pipeline that includes both new chemical entities and existing compounds that can be developed to address unmet medical needs. VIVUS’ business strategy applies the Company’s scientific and medical expertise to identify, develop and commercialize therapies that restore sexual function. For more information, please visit the Company’s web site at: www.vivus.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate”, “believe”, “forecast”, “estimated” and “intend”, among others. These forward-looking statements are based on VIVUS’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; uncertainties of patent protection and litigation; reliance on sole source suppliers; limited sales and marketing efforts and dependence upon third parties; risks related to the development of innovative products; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical studies discussed in this press release will be successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. VIVUS does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ended December 31, 2002 and periodic reports filed with the Securities and Exchange Commission.

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